Exhibit A


                                 AIRPLANES GROUP

                    debis AirFinance House, Shannon, Ireland
                  Telephone: +353 61 723600 Fax: 353 61 723850

                                  PRESS RELEASE


Airplanes Limited and Airplanes US Trust ("Airplanes Group") are required to obtain annual appraisals of the "base values" of each of their aircraft from at least three independent appraisers that are members of the International Society of Transport Aircraft Trading. Since 1996, Airplanes Group has obtained its annual appraisals from Airclaims Limited ("Airclaims"), Aircraft Information Services, Inc. ("AISI") and BK Associates ("BK"). The most recent annual appraisals (as of January 31, 2003) obtained by Airplanes Group are: Airclaims ($2,179 million), AISI ($2,331 million) and BK ($2,766 million). The average of these three appraisals is $2,425 million (the "2003 Appraised Value"), compared with $2,777 million as of January 31, 2002 (as adjusted for sales during the period to January 31, 2003).

In the year to January 31, 2003, the annual decline in the average appraised value was $170 million greater than the decline in value assumed in setting the principal payment tables included in the Airplanes Group Notes at the time Airplanes Group was formed in 1996. In five of the seven annual appraisals received to date since 1996, when Airplanes Group acquired its aircraft, the annual decline was greater than that assumed in 1996.

As a result of the greater than expected decline in value of the aircraft in our portfolio since March 1996, we have been required to make accelerated principal payments on our class A notes (the class A principal adjustment amount) to the extent that we have had available cash flows.

We paid class A principal adjustment amount in April and May 1998 and have been paying it since February 1999. Since class A principal adjustment amount ranks ahead of scheduled principal payments on the class C and D notes, we were unable to make certain scheduled principal payments on the class C and D notes between April 1999 and March 2000, and, since April 2000, we have not paid any scheduled principal on the class C and D notes or paid any minimum interest on the class E notes. In addition, as a result of factors described in our filings with the Securities and Exchange Commission, we have had insufficient cash flows to pay all of the scheduled class A principal adjustment amounts since April 2000. Consequently, following the February 18, 2003 Payment Date the arrears of class A principal adjustment amount will have increased from $178.5 million to $281.9 million.

To the extent that we have sufficient available funds, we are required to pay a minimum principal amount on the class A notes in order to maintain certain loan to initial appraised value ratios. At the February 18, 2003 Payment Date we will be ahead of the required class A minimum principal payment schedule to the extent of $73.2 million. Accordingly, no payments are currently due in respect of the minimum principal amount on the class A notes. Because we have been unable to pay class A principal adjustment amount in full and will continue to be unable to do so, we will

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in time fall behind the class A minimum principal payment schedule, when we will have to recommence payments of minimum principal on the class A notes. We expect this to occur in the latter half of this year. Since minimum principal on the class A notes ranks ahead of interest and minimum principal on the class B notes and interest on the class C and class D notes in the order of priority, and, given our cash performance, we expect that our cash flows will be inadequate to pay interest and minimum principal on the class B notes and interest on the class C and D notes in the latter half of this year.

While our actual results may differ from our current expectations, such differences as may arise are only likely to affect the timing of when we may cease to pay interest and minimum principal on the class B notes and interest on the class C and class D notes.

For further information concerning Airplanes Group's results of operations, please see its Quarterly Report on Form 10-Q for the period to December 31, 2002 which was filed with the Securities and Exchange Commission.

Further information regarding the Appraisals:

The appraisers ascertained the "base value" of each aircraft on the basis of an open, unrestricted, stable market environment as of January 31, 2003 with a reasonable balance of supply and demand, and with full consideration of each aircraft's "highest and best use", presuming an arm's-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable time available for marketing, adjusted to account for the maintenance status of each aircraft (with certain assumptions as to use since the last reported status). The 2003 Appraised Value stated above does not reflect the value of leases, maintenance reserves, security deposits or other collateral, if any, related to a particular aircraft. An appraisal is only an estimate of value and there can be no assurance that proceeds received upon any sale of an aircraft would approximate the base value of that aircraft.

The appraised values obtained from the various appraisers have tended to vary widely. In light of this experience, Airplanes Group continues to keep under review the number and composition of appraisers in deciding how best to comply with its appraisal obligations in the future.

February 13, 2003

For further information please contact: John McMahon or Gerry Hastings of Airplanes Group's Administrative Agent at tel: 353 61 723600